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                                                                    EXHIBIT 21.1


                           Subsidiaries of BUCA, Inc.


BUCA Restaurants, Inc., a Minnesota corporation
BUCA Restaurants 2, Inc., a Minnesota corporation
BUCA Restaurants 3, Inc., a Minnesota corporation
BUCA Investments, Inc., a Minnesota corporation
BUCA (Kansas), Inc., a Kansas corporation
BUCA Texas Restaurants, L.P., a Texas limited partnership
BUCA Texas Beverage, Inc., a Texas corporation